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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENDOCARDIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1724963 (I.R.S. Employer Identification No.)
1350 Energy Lane, Suite 110 St. Paul, Minnesota (Address of principal executive offices)	55108 (Zip Code)

ENDOCARDIAL SOLUTIONS, INC.
2003 STOCK INCENTIVE PLAN
(Full title of the plan)

J. Robert Paulson, Jr.
Endocardial Solutions, Inc.
1350 Energy Lane, Suite 110
St. Paul, Minnesota 55108
(651) 523-6900
Facsimile: (651) 644-7897
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock ($.01 par value)	1,250,000 shares	$4.97	$6,212,500	$502.59

(1)
Includes corresponding rights to acquire shares of Endocardial Solutions, Inc. preferred stock pursuant to the Rights Agreement between Endocardial Solutions, Inc. and Wells Fargo Bank Minnesota, N.A. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock which become issuable under the plan pursuant to its antidilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h)(1) under the Securities Act, using the average of the high and low prices of the common stock as reported on the Nasdaq National Market on June 25, 2003.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed by Endocardial Solutions, Inc. (the "Company") with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

  (a)
  the Company's annual report on Form 10-K for the year ended December 31, 2002, as amended on Form 10-K/A on April 10, 2003;

  (b)
  the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2003;

  (c)
  the Company's current reports on Form 8-K filed on January 6, 2003, January 9, 2003, February 5, 2003 and April 17, 2003; and

  (d)
  the description of the Company's capital stock contained in the registration statement on Form 8-A filed by the Company on March 18, 1997 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered by this Registration Statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

        Article 7 of the Company's Amended and Restated Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the Delaware statutory provision making directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit.

        Article VIII, Section 8.01 of the Company's Amended Bylaws provides for indemnification to the extent permitted by Section 145 of the Delaware General Corporation Law.

        The discussion above of the Company's Amended and Restated Certificate of Incorporation, Amended Bylaws and Section 145 of the Delaware General Corporation Law is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No. 0-22233))
4.2	Amended Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-22233))
4.3
Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-22233))
4.4
Rights Agreement, dated as of August 25, 1999, between the Registrant and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank Minnesota, National Association) as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated August 25, 1999 (File No. 0-22233))
5.1	Opinion and Consent of Dorsey & Whitney LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 23rd day of June, 2003.

ENDOCARDIAL SOLUTIONS, INC.
By	/s/ J. ROBERT PAULSON, JR. J. Robert Paulson, Jr. Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Bullock and J. Robert Paulson, Jr., and each of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any additional Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (or Registration Statements, if an additional Registration Statement is filed pursuant to Rule 462(b)) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ James W. Bullock James W. Bullock	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2003
/s/ J. Robert Paulson, Jr. J. Robert Paulson, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2003
/s/ Graydon E. Beatty Graydon E. Beatty	Director	June 23, 2003
/s/ Robert G. Hauser, M.D. Robert G. Hauser, M.D.	Director	June 23, 2003
/s/ Richard D. Randall Richard D. Randall	Director	June 23, 2003
/s/ Warren S. Watson Warren S. Watson	Director	June 24, 2003
/s/ Mark T. Wagner Mark T. Wagner	Director	June 23, 2003
/s/ Richard J. Nigon Richard J. Nigon	Director	June 23, 2003
/s/ Jean-Paul M. Peltier Jean-Paul M. Peltier	Director	June 24, 2003

EXHIBIT INDEX

Exhibit	Page
5.1	Opinion and Consent of Dorsey & Whitney LLP
23.1	Consent of Ernst & Young LLP

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PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.